                                                                  Exhibit 11.0




                                MICROCOM, INC.
                  CALCULATION OF NET INCOME (LOSS) PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                          Year Ended March 31,
                                                                          ----------------------------------------------------
                                                                          1995            1994            1993            1992
                                                                          ----            ----            ----            ----
Net income (loss) ...................................................   $  5,761        $(10,913)       $(10,694)       $  3,431

Reconciliation of weighted average number of shares outstanding to amount used in net income (loss) per share computation:

        Weighted average number of shares outstanding................     10,792          10,041           9,644           9,211

        Assumed exercise of stock options computed
        using the treasury stock method..............................      1,013           --               --               791

        Weighted average number of shares outstanding,
        as adjusted..................................................     11,805          10,041           9,644          10,002

Net income (loss) per share..........................................    $   .49         $ (1.09)        $ (1.11)        $   .34
